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                                                                    EXHIBIT 11.1
                                THERMATRIX INC.
                         STATEMENTS OF COMPUTATION OF
                         COMMON SHARES AND EQUIVALENTS
                     (In thousands, except per share data)
                                  (Unaudited)
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
                                                                        Three Months             Nine Months
                                                                     Ended September 30,      Ended September 30,
                                                                    --------------------     --------------------
                                                                      1996        1995         1996        1995
                                                                    ---------  ---------     ---------  ---------
Net Loss                                                            $ (836)    $(1,227)      $(3,328)   $(3,875)
                                                                    ======      ======        ======     ======
Weighted average common shares outstanding                           7,435          93           765         77
Weighted average common equivalent shares:
        Weighted average preferred stock outstanding                             4,169         4,169      4,169

Adjustments to reflect requirements of the Securities and Exchange
   Commission's Staff Accounting Bulletin No.  83:
        Preferred Stock Issuances                                                  284           284        284
        Preferred Stock Warrants                                                    17            17         17
        Common Stock Option Grants                                                 350           350        350
        Additional preferred stock issuances on completion of
          the initial public offering on June 19, 1996                             814           814        814
                                                                    ------      ------        ------     ------

Pro forma total weighted average common shares and equivalents       7,435       5,727         6,399      5,711
                                                                    ======      ======        ======     ======
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